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                                                                      EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

         Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank (the "Bank"), a federally chartered stock savings bank. The Bank, in turn, wholly owns two subsidiaries, CFSB Credit Corp and CFSB Realty Corp., both of which are incorporated in the State of New York.